FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
August 8, 2008

FIRST PACTRUST BANCORP, INC. ANNOUNCES QUARTERLY DIVIDEND

CHULA VISTA, CA – August 8, 2008 – First PacTrust Bancorp, Inc. (NASDAQ: FPTB), the holding company for Pacific Trust Bank, announced today that its Board of Directors has declared a quarterly cash dividend of eighteen and one-half cents ($0.185) per share on its outstanding common stock. The dividend will be payable on October 3, 2008 to shareholders of record as of September 12, 2008.

The Company strives to enhance shareholder value while maintaining a strong capital position. The amount of the quarterly cash dividend is continually reviewed by management and the Board of Directors, and depends on an analysis of the Company’s current and projected financial condition and results of operations, the Bank’s regulatory capital requirements and its capacity to periodically up-stream dividends to the holding company, and a number of other factors.

As of June 30, 2008, the Company had consolidated total assets of $824.7 million and stockholders’ equity of $81.0 million, with 4,309,514 shares of common stock outstanding. At the holding company level, First PacTrust Bancorp, Inc. had $3.2 million of cash and liquid assets available, all of which may be used to further the Company’s general corporate and capital management strategies, which could include the continued payment of dividends. The Company’s stock is traded on the NASDAQ Global Market under the symbol “FPTB”.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:
Hans Ganz, President and CEO
Phone: (619) 691-1519, ext. 4000

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